HARDINGE INC.
One Hardinge Drive
Elmira, New York 14902-1507

February 27, 2017

Mr. James P. Langa
30 Bush Road
Horseheads, NY 14845

Dear Jim:

The Compensation Committee (the "Committee") of the Board of Directors (the "Board") of Hardinge Inc. (the "Company") has selected you to receive a Restricted Stock Incentive (the "Incentive") under the Hardinge Inc. Amended and Restated 2011 Incentive Stock Plan (the "Plan"). The Committee's decision to grant you this Restricted Stock Incentive has been ratified by the Board.

The terms and conditions associated with the Incentive are described in the balance of this letter agreement between us. This letter constitutes your grant with respect to the Incentive described herein.

The Plan text governs the operation of the Plan as well as the terms and conditions of your Restricted Stock Incentive granted under the Plan, and is incorporated herein by reference. A copy of the Plan text is enclosed. Any term not defined in this letter agreement shall have the same meaning as it is defined in the Plan.

GRANT OF RESTRICTED STOCK

You are hereby granted, effective February 27, 2017, 6,850 Shares of Common Stock, $.01 par value, of the Company, subject to the restrictions set forth herein ("Restricted Stock").

VESTING OF RESTRICTED STOCK

Except as otherwise provided herein or in the Plan, your Shares of Restricted Stock shall vest on the third (3rd) anniversary of this letter agreement; provided however, that in the event of a Change in Control prior to any forfeiture of your Shares of Restricted Stock, all of your Shares of Restricted Stock shall immediately vest.

RESTRICTIONS

Your Shares of Restricted Stock may not be sold, transferred, assigned, pledged or otherwise disposed of unless and until they shall have vested in accordance with the schedule set forth above.

The certificate(s) for your Shares of Restricted Stock will be issued in your name but held by the Company for your account, together with stock powers you will execute in favor of the Company, until the Shares shall have vested. You shall execute stock power(s) in favor of

the Company as a condition to receiving this grant of Restricted Stock. Except as otherwise provided herein, if and when your Shares of Restricted Stock vest, the Company will deliver to you the certificates for such Shares. Until your Shares have vested, each certificate representing Shares of Restricted Stock shall bear the following legend:

> "The shares represented by this certificate have not been registered under the Securities Act of 1933. This certificate and the shares represented hereby are subject to an may be sold, transferred or otherwise disposed of only (a) in accordance with the terms of a written agreement dated February 27, 2017 between Hardinge Inc. and the registered holder hereof, and the terms of the Hardinge Inc. Amended and Restated 2011 Incentive Stock Plan, copies of which agreement and plan are on file in the office of the Chief Financial Officer of Hardinge Inc., Elmira, New York, and (b) upon proof of compliance therewith."

<u>TERMINATION OF EMPLOYMENT</u>

Except as otherwise provided in the Plan or in this letter agreement, on termination of your employment with the Company or a subsidiary for any reason other than death, Retirement, Disability (as defined below), termination by the Company (other than a Termination for Cause), or for a reason approved by the Committee, in its sole discretion, your then unvested Shares of Restricted Stock shall be deemed forfeited and canceled.

On termination of your employment with the Company or a subsidiary by reason of your death, Retirement, termination by the Company (other than a Termination for Cause), or Disability (as defined below) after the third (3rd) anniversary of this letter agreement, a portion of your then unvested Shares of Restricted Stock equal to the product of (i) the number of unvested Shares of Restricted Stock awarded pursuant to this letter agreement and (ii) a fraction, the numerator of which is the number of months after the date of this letter agreement when such termination of employment occurs and the denominator of which is 36, shall be deemed vested and all restrictions with respect to such Shares shall lapse. The remaining balance of your unvested Shares of Restricted Stock shall be deemed forfeited and canceled.

For purposes of your Restricted Stock and this letter agreement, the term "Disability" means total disability entitling you to benefits under the Company's long-term disability plan, as in effect from time to time.

<u>RIGHTS AS A STOCKHOLDER</u>

You shall be entitled to vote your Shares of Restricted Stock to the same extent as any other holder of Common Stock of the Company which are not subject to restrictions. Dividends paid in respect of your Shares of Restricted Stock prior to the vesting thereof shall be accumulated, held by the Company, and paid to you if, when and to the extent your Shares of Restricted Stock vest. Accumulated dividends in respect of any forfeited Shares will be forfeited.

ADDITIONAL SHARES SUBJECT TO RESTRICTIONS

In the event that, as a result of a stock dividend, stock split, recapitalization, combination of shares, or other adjustment in the capital stock of the Company or otherwise, or as a result of a merger, consolidation, or other reorganization, the Common Stock of the Company shall be increased, reduced, or otherwise changed, and by virtue of any such change you shall, pursuant to the Plan, in your capacity as owner of Shares of Restricted Stock be entitled to new or additional or different shares of stock or securities (other than rights or warrants to purchase securities) ("Adjustment Shares"), the certificates representing the Adjustment Shares, together with a stock power executed by you in favor of the Company shall also be delivered to and held by the Company. Any Adjustment Shares shall be Restricted Stock for all purposes of this letter agreement, subject to the same restrictions and vesting schedule as were applicable to the Shares of Restricted Stock to which they relate.

ADMINISTRATION OF THE PLAN: AUTHORITY OF THE COMMITTEE

The Plan shall be administered by the Committee. The Committee has the authority, in its sole discretion, to interpret the Plan and all grants of restricted stock thereunder, to establish, amend and rescind rules and regulations relating to the Plan, and to make any determination it believes necessary or advisable for the administration of the Plan. The scope of the Committee's authority is more fully described in the Plan. All decisions of the Committee in the administration of the Plan are conclusive and binding on you.

FORFEITURE

If (1) in the opinion of the Committee, you, without the written consent of the Company, engage directly or indirectly in Competition with the Company or any Affiliate, or (2) you engage in any activity or conduct which in the sole opinion of the Committee is contrary to the best interests of the Company, your unvested Shares of Restricted Stock shall be forfeited and canceled.

MISCELLANEOUS

You have no right to assign, sell, transfer, pledge or encumber your unvested shares of Restricted Stock, except by will, or by the laws of descent and distribution.

Nothing in this letter agreement, the Plan or your Restricted Stock confers on you any right to continue in the employment of the Company or a subsidiary or restricts the right of the Company or a subsidiary to terminate your employment.

At the time you are taxable with respect to your Restricted Stock, the Company may deduct and withhold from amounts payable to you under the Plan or from any payment of any kind otherwise due to you, an amount sufficient to satisfy all Federal, state and/or local income and employment tax withholding requirements. In accordance with Section 13 of the Plan and subject to the approval of the Committee, you may elect to have the withholding obligation satisfied by authorizing the Company to hold back vested Shares of Common Stock to be issued that have a Fair Market Value, as of the date withholding is effected, sufficient to satisfy the withholding amount due, or by transferring to the Company shares of Common Stock having a

Fair Market Value as of the date withholding is effected sufficient to satisfy such withholding amount; provided, however, that if you are subject to Section 16(b) of the Securities Exchange Act of 1934 you may do so only in compliance with the additional requirements deemed appropriate by the Committee.

The Federal income tax treatment of your Restricted Stock is described in Exhibit A attached hereto. You are strongly advised to read Exhibit A and consult with your personal tax advisor regarding the Federal, state and local income tax consequences of your receipt of Restricted Stock. Exhibit A includes a description of a special Federal income tax election (known as a Section 83(b) election) that you may wish to make with respect to your Restricted Stock. A form of Section 83(b) election is attached to Exhibit A. **Please note that if you choose to make a Section 83(b) election, it must be made within thirty (30) days of the date hereof.**

This letter agreement shall be binding on and inure to the benefit of the Company (and its successors and assigns) and you (and your estate) and may not be amended or modified in any respect except (i) by a writing signed by the Company and you, and (ii) as permitted by the Plan.

This letter agreement shall be governed, construed and enforced in accordance with the Plan and with the laws of the State of New York.

ACCEPTANCE

If the foregoing is acceptable to you, kindly acknowledge your acceptance and agreement by signing the enclosed copy of this letter and returning it to me.

Very truly yours,

HARDINGE INC.

By: [signature]
Name: Richard L. Simons
Title: President/Chief Executive Officer

AGREED TO AND ACCEPTED
this 1 day of March 2017

[signature]
James P. Langa

Exhibit A

FEDERAL INCOME TAX CONSEQUENCES

The following is a brief summary of the Federal income tax aspects of Restricted Stock issued by the Company to recipients pursuant to the Plan, based on existing law and regulations, which are subject to change. The application of state and local income taxes and other Federal taxes is not discussed. The summary is intended solely for general information and does not make specific representations to any grantee. A taxpayer's particular situation may be such that some variation of the basic rules is applicable to him or her. Accordingly, taxpayers are advised to consult with their personal tax advisors as to any specific questions regarding the tax treatment of Restricted Stock received under the Plan.

General

Under normal Federal income tax rules, a recipient receiving Restricted Stock is not taxed at the time of the grant (assuming no election under Section 83(b) has been made, as discussed below). Instead, the recipient is generally taxed at the time of vesting, when the restrictions lapse. The amount included in the recipient's gross income (as ordinary compensation income) and subject to tax is the fair market value of the vested Restricted Stock (as determined at the time of vesting) less the amount paid, if any, by the recipient for the Restricted Stock.

The recipient's holding period generally begins at the time of vesting, and the recipient's tax basis is equal to the amount paid for the Restricted Stock plus the amount included in the recipient's gross income as ordinary compensation income with respect to the Restricted Stock. Upon a later sale of the Restricted Stock, assuming the recipient holds the Restricted Stock as a capital asset, the recipient would recognize capital gain income or loss. Whether such capital gain or loss would be a short- or long-term would depend on the time between the beginning of the holding period at vesting and the date of the subsequent sale.

Section 83(b) Election

Under Section 83(b) of the Internal Revenue Code, a recipient can change the timing of the taxation of a grant of Restricted Stock. A recipient choosing to make a Section 83(b) election elects to include the fair market value of the Restricted Stock (as determined at the time of the grant) in his or her gross income (as ordinary compensation income) at the time of the grant minus the amount paid for the Stock, if any. In addition to the immediate income inclusion, a Section 83(b) election causes the Restricted Stock' holding period to begin immediately after the Award is granted.

A recipient who has made a Section 83(b) election will not be subject to income tax when the Restricted Stock vests (regardless of the fair market value at the time of vesting), and will not be subject to further tax thereon until the Restricted Stock is sold. Subsequent gain or loss on the Restricted Stock would be capital gain or loss (assuming the Restricted Stock is

held as a capital asset). However, if a recipient were to forfeit the Restricted Stock, he or she would not be entitled to any refund of taxes previously paid as a result of the Section 83(b) election.

A Section 83(b) election must be filed in writing with the Internal Revenue Service ("IRS") no later than thirty (30) days after the date of the grant. Additionally, the recipient must send a copy of the Section 83(b) election form to the Company and include a copy when filing his or her annual Federal income tax return for the year in which the election is made.

A sample form of Section 83(b) election is attached hereto. It includes the amount which the Company believes to be the current fair market value per Share of Restricted Stock. The fair market value of $10.62 per Share was determined by the Compensation Committee of Board of Directors of the Company based upon the closing price for the Shares on February 27th, 2017.

Distributions

Unless the recipient makes a timely Section 83(b) election with respect to the recipient's Restricted Stock, distributions accumulated on the recipient's unvested Restricted Stock are treated as additional compensation for services when received by the recipient, and are subject to withholding for employment taxes.

Election to Include in Gross Income in Year of Transfer of Property Pursuant to § 83(b) of the Internal Revenue Code

The undersigned hereby elects pursuant to § 83(b) of the Internal Revenue Code with respect to the property described below and supplies the following information in accordance with the regulations promulgated thereunder:

1. **The name, address and taxpayer identification number of the undersigned taxpayer are:**

   Name: James P. Langa

   Address: ________________
   ____

   Taxpayer I.D. No. ______________

2. **Description of the property with respect to which the election is being made:**

   Six thousand eight hundred fifty (6,850) shares of Hardinge Inc. common stock, par value $0.01.

3. **The date on which the property was transferred is February 27, 2017.**

   The taxable year for which this election is being made is calendar year 2017.

4. **The nature of the restriction(s) to which the property is subject is:**

   The property vests three (3) years following the date the property was transferred to the taxpayer.

5. **Fair market value:**

   The fair market value at the time of transfer (determined without regard to restrictions other than restrictions which by their terms will never lapse) of the property with respect to which this election is being made is $72,747.00, or $10.62 per Share.

6. **Amount paid for the property:**

The amount paid by the taxpayer for the property is $0.

7. **Furnishing statement to Hardinge Inc.:**

A copy of this election statement has been furnished to Hardinge Inc.

Dated: March __, 2017

____